UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 23, 2006

PATHMARK STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05287	22-2879612
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Milik Street, Carteret, New Jersey		07008
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (732) 499-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR  240.14d–2(b))

☐             Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01. Entry Into A Material Definitive Agreement

Between December 9, 2005 and January 23, 2006, the Company offered a voluntary retirement incentive program to all active, full time, non-union non-store associates of the Company who would be at least 52 (age 55, if a Vice President or higher) by December 31, 2005 and had at least ten years of continuous service under the Pathmark Stores, Inc. Pension Plan (the “Pension Plan”), a tax qualified plan. Between December 14, 2005 and January 27, 2006, the Company offered a voluntary retirement incentive program to all active full time General Store Managers, Assistant Store Managers, District Managers, Assistant District Managers and Store Receivers who would be at least age 58 (55 for Store Receivers) by December 31, 2005 and had at least ten years of continuous service under the Pension Plan (the two programs are hereinafter referred to collectively as the “Programs”, and those associates eligible to participate in either of the Programs are hereinafter referred to as “Eligible Participants”). Under the terms of the Programs, the Pension Plan benefit for those Eligible Participants who accept the offer and elect to retire pursuant to the applicable Program (the “Participants”) will be enhanced as follows:

1.	The monthly Pension Plan benefit for Participants (the “Plan Benefit”) will be enhanced by adding either three years to the age of the Participant or three years to Credited Service (as defined in the Pension Plan), whichever is more favorable (the “Enhanced Benefit”; collectively, the Plan Benefit plus the Enhanced Benefit shall hereinafter be referred to as the “Program Benefit”);

2.	for Participants who are under age 55 and whose age and service add to 70 (the “Rule of 70”), the benefit reduction for early commencement will be 4% per year instead of 4% per year from age 65 to age 55 and 6% thereafter. For Participants under age 55 who don’t satisfy the Rule of 70, the reduction per year will be 4% from age 65 to age 55 and 6% thereafter;

3.	Participants may elect to receive the Program Benefit (i) as a monthly annuity; (ii) as a lump sum with respect to the Enhanced Benefit, with the remainder paid as a monthly annuity; or (iii) as a lump sum with respect to 50% of the Program Benefit, with the remainder paid as a monthly annuity;

4.	Participants will receive a retirement bonus payable through the Pension Plan ranging from 35% to 50% of their annual base rate of pay as of December 1, 2005, depending on the Participant’s length of continuous service, payable either in a lump sum or as a monthly annuity, at the election of the Participant; and

5.	Participants may opt to continue to participate in the Company’s active employee medical and prescription plans through the earlier of age 65 or December 31, 2008, on a contributory basis, with an option to extend the coverage for up to 18 months more by making payments pursuant to the Consolidated Omnibus Budget Reconciliation Act.

The date of retirement will be February 1, 2006, unless otherwise extended by the Company.

On January 23, 2006, Harvey Gutman, Senior Vice President of Retail Development, and Joseph Adelhardt, Senior Vice President and Controller, accepted the offer to participate in the applicable Program and will be retiring in the first half of Fiscal 2006.

Item 2.05 Costs Associated With Exit Or Disposal Activities

In December 2005, the Company determined to reduce the workforce at its headquarters and the non-union workforce in field operations as part of its ongoing effort to reduce its cost structure. Between December 9, 2005 and January 27, 2006, the Company offered the Programs. On January 25, 2006 and January 27, 2006, the Company effected a reduction in force at its headquarters and among the non-union positions in field operations, respectively (the “RIF”). Between the Programs and the RIF, the Company reduced its non-union workforce by approximately 85 positions. The Company expects to record a pre-tax charge in a range of approximately $8.0 million to $9.0 million in the fourth quarter of Fiscal 2005 for early retirement, severance and benefits — related expenses related to the Programs and the RIF. Approximately $1.1 million is expected to be cash expenditures and the balance will be funded by the Pension Plan. The Company anticipates that the cash outflow from the Company will be incurred over the next three fiscal years. The Company expects the Programs and RIF to produce approximately $8.0 million to $9.0 million in annualized payroll and payroll related pre-tax savings.

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements related to the accounting charge and the cash expenditures to be incurred in connection with the Programs and RIF and the expected reduction in personnel – related costs. Factors that could cause actual results to differ materially from the forward-looking statements include our ability to estimate these accounting charges and related cash expenditures, unforeseen changes in accounting rules, and general political, economic and stock market conditions and events. For a discussion of these factors and others, See Item 1. – Business – “Factors Affecting Our Business and Prospects” contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005. All forward-looking statements in this Current Report on Form 8-K are based on information available to us as of the date hereof, and we assume no duty to update these forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATHMARK STORES, INC.

Dated: January 31, 2006	By:	/s/ Marc A. Strassler
	Name:	Marc A. Strassler
	Title:	Senior Vice President and General Counsel

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